                                                                    EXHIBIT 4.15


                             SUPPLEMENTAL INDENTURE

         This SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of May 19, 2004, is by and between IASIS Healthcare Corporation, a Delaware corporation (the "Company"), the Guarantors named on the signature page hereof, and The Bank of New York, a New York banking corporation, as trustee under the indenture referred to below (the "Trustee").

                              W I T N E S S E T H

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 15, 1999 (as supplemented to date, the "Indenture"), providing for the issuance of an aggregate principal amount net discount notes of $230,000,000 of 13% Senior Subordinated Notes due 2009 (the "Notes");

         WHEREAS, under Section 9.02 of the Indenture, the Company, the Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in principal amount of Notes then outstanding voting as a single class pursuant to the terms set forth therein; and

         WHEREAS, Holders of a majority in principal amount of Notes outstanding voting as a single class have consented to the amendments set forth herein in connection with the tender offer and consent solicitation of the Company commencing on May 6, 2004 with respect to the Notes (collectively, the "Offer"); and

         WHEREAS, the Company, the Guarantors and the Company desire to enter into this Supplemental Indenture on the date set forth above for the purpose of making the amendments set forth herein, which amendments will become operative as set forth in Section 3 herein;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

         Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         Section 2. Amendments to Indenture. Subject to Section 3 below, the Indenture is hereby amended as set forth in Exhibit A hereof.

         Section 3. Operative Effect. The amendments referenced in Section 2 above will become operative as of, and subject to, the acceptance for purchase and payment by the Company of Notes validly tendered pursuant to the Offer representing a majority of the aggregate principal amount of Notes outstanding.

         Section 4. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL

INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         Section 5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         Section 6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 7. Force and Effect of Unmodified Provisions. Except as amended by this Supplemental Indenture, the terms of the Indenture will remain unchanged and the Indenture will continue in full force and effect. This Supplemental Indenture will form a part of the Indenture for all purposes, and shall be read and construed together, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bounded thereby.

         Section 8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

                  [remainder of page intentionally left blank]

                   [signature page of Supplemental Indenture]

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                                       COMPANY:
                                       IASIS Healthcare Corporation


                                       By: /s/ W. Carl Whitmer
                                           -------------------------------------
                                       Name:  W. Carl Whitmer
                                              ----------------------------------
                                       Title: Chief Financial Officer
                                              ----------------------------------

                                       GUARANTORS:
                                       Memorial Hospital of Tampa, LP
                                       Mesa General Hospital, LP
                                       Odessa Regional Hospital, LP
                                       Palms of Pasadena Hospital, LP
                                       Southwest General Hospital, LP
                                       St. Luke's Behavioral Hospital, LP
                                       St. Luke's Medical Center, LP
                                       Tempe St. Luke's Hospital, LP
                                       Town & Country Hospital, LP
                                       Davis Hospital & Medical Center, LP
                                       The Medical Center of Southeast Texas, LP
                                       Jordan Valley Hospital, LP

                                       By:      IASIS Healthcare Holdings, Inc.,
                                                as General Partner

                                                By: /s/ Frank A. Coyle
                                                    ----------------------------
                                                Name:  Frank A. Coyle
                                                       -------------------------
                                                Title: Secretary
                                                       -------------------------

                                       IASIS Healthcare MSO Sub of Salt Lake
                                       City, LLC

                                       By: /s/ Frank A. Coyle
                                           -------------------------------------
                                       Name: Frank A. Coyle
                                             -----------------------------------
                                       Title: Secretary
                                              ----------------------------------

           [continuation of signature page of Supplemental Indenture]

                                 Arizona Diagnostic & Surgical Center, Inc.
                                 Brookwood Diagnostic Center of Tampa, Inc.
                                 IASIS Physician Services, Inc.
                                 Clinicare of Texas, Inc.
                                 IASIS Home Infusion and Medical Equipment, Inc. IASIS Transco, Inc.
                                 MCS/AZ, Inc.
                                 Palms of Pasadena Homecare, Inc.
                                 Tampa Bay Staffing Solutions, Inc.
                                 Baptist Joint Venture Holdings, Inc.
                                 Beaumont Hospital Holdings, Inc.
                                 Biltmore Surgery Center Holdings, Inc.
                                 CliniCare of Utah, Inc.
                                 Davis Hospital Holdings, Inc.
                                 Davis Surgical Center Holdings, Inc.
                                 First Choice Physicians Network Holdings, Inc. Health Choice Arizona, Inc.
                                 IASIS Finance, Inc.
                                 IASIS Healthcare Holdings, Inc.
                                 IASIS Hospital Nurse Staffing Company
                                 IASIS Management Company
                                 Jordan Valley Hospital Holdings, Inc.
                                 Metro Ambulatory Surgery Center, Inc.
                                 Pioneer Valley Health Plan, Inc.
                                 Pioneer Valley Hospital, Inc.
                                 Rocky Mountain Medical Center, Inc.
                                 Salt Lake Regional Medical Center, Inc.
                                 Southridge Plaza Holdings, Inc.
                                 SSJ St. Petersburg Holdings, Inc.
                                 Biltmore Surgery Center, Inc.
                                 Lake Mead Hospital, Inc.

                                 By: /s/ Frank A. Coyle
                                     -------------------------------------------
                                 Name: Frank A. Coyle
                                       -----------------------------------------
                                 Title: Secretary
                                        ----------------------------------------



The Bank of New York, as Trustee

By: /s/ Robert A. Massimillo
    -------------------------------
Name: Robert A. Massimillo
      -----------------------------
Title: Vice President
       ----------------------------

                                    EXHIBIT A

                                   AMENDMENTS

         1. The following Section 3.09: "Offer to Purchase by Application of Excess Proceeds":

         "In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it shall follow the procedures specified below.

         The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

         If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

         Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

         (i) that the Asset Sale Offer is being made pursuant to this Section
3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

         (ii) the Offer Amount, the purchase price and the Purchase Date;

         (iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

         (iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

         (v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

         (vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer the Note by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

         (vii) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Payment Agent, as the case may be, receives, not later than the expiration of the Offer Period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

         (viii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

         (ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

         On or before 10:00 a.m. on the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

         Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         2. The following Section 4.03: "Reports" is hereby modified by deletion of the italicized language and addition of the bolded language:

         "Whether or not required by the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes and the Trustee, within the time periods specified in the SEC's rules and regulations: (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company shall file a copy of all the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the THE Company and the Subsidiary Guarantors have agreed AGREES that, for so long as any Notes remain outstanding, they IT shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates)."

         3. The following Section 4.04: "Compliance Certificate" is hereby modified by deletion of the italicized language:

         "(a) The Company and each Guarantor shall (to the extent that such Guarantor is so required under the TIA) deliver to the Trustee within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

         (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) hereof shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

         (c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.";

         and addition of the bolded language:

         "THE COMPANY SHALL, SO LONG AS ANY OF THE NOTES ARE OUTSTANDING, COMPLY WITH SECTION 314 OF THE TIA."

         4. The following Section 4.05: "Taxes":

         "The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         5. The following Section 4.06: "Stay, Extension and Usury Laws":

         "The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         6. The following Section 4.07: "Restricted Payments":

         "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

         (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

         (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at or after the Stated Maturity thereof; or

         (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"),

         unless, at the time of and after giving effect to such Restricted
Payment:

         (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

         (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) through (x) of the next succeeding paragraph and the aggregate amount of outstanding Permitted Investments allowed pursuant to clause
(xvi) of the definition of Permitted Investments), is less than the sum, without duplication, of:

                  (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter ending after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                  (B) 100% of the aggregate net cash proceeds received by the Company since the date of this Indenture as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

                  (C) the lesser of (x) all cash returns (including dividends, interest, distributions, returns of principal and profits on sale) on Restricted Investments that were made after the date of this Indenture (less the cost of disposition, if any); provided that the amount of cash return on such Restricted Investment shall be excluded from Consolidated Net Income for purposes of calculating clause (iii)(A) above on an after tax basis to the extent included in Consolidated Net Income, and (y) the initial amount of such Restricted Investment, plus

                  (D) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary not in violation of this Indenture, the fair market value of the net assets of such Subsidiary.

         The preceding provisions shall not prohibit:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

         (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph;

         (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on pro rata basis;

         (v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued after the date of this Indenture in accordance with Section 4.09 hereof;

         (vi) the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of the Company issued on or after the date of this Indenture; provided that at the time of the designation of such Preferred Stock as Designated Preferred Stock, and after giving effect to such designation on a pro forma basis (for purposes of making determinations on a pro forma basis pursuant to this clause (vi), treating all dividends which will accrue on such Designated Preferred Stock during the four full fiscal quarters immediately following such issuance, as well as all other Designated Preferred Stock then outstanding, as if the same will in fact be, or have in fact been, paid in cash), the Company would have been able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in accordance with Section 4.09 hereof;

         (vii) the retirement of any shares of Disqualified Stock of the Company by conversion into, or by exchange for, shares of Refinancing Disqualified Stock of the Company, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Refinancing Disqualified Stock of the Company;

         (viii) payments to JLL Healthcare LLC in an amount not to exceed $500,000 per annum to pay its operating and administrative expenses incurred in the ordinary course of business;

         (ix) payments pursuant to the Tax Sharing Agreement; and

         (x) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of this Indenture; provided that the aggregate price paid (excluding the cancellation of debt owing by such management member) for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by the Board of Directors.

         For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Company, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         7. The following Section 4.08: "Dividend and Other Payment Restrictions Affecting Subsidiaries":

         "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

         (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

         (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

         However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reasons of:

         (i) Existing Indebtedness as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of this Indenture;

         (ii) this Indenture, the Notes and the Subsidiary Guarantees;

         (iii) applicable law;

         (iv) any contract or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such contract was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of any such contract evidencing Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

         (v) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

         (vi) customary restrictions in Capital Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, security agreements and mortgages;

         (vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

         (viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (ix) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

         (x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

         (xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

         (xii) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

         (xiii) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

         (xiv) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

         (xv) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         8. The following "Section 4.09: Incurrence of Indebtedness and Issuance of Preferred Stock":

         "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, if such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued on or prior to October 15, 2002, or 2.25 to 1, if such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at, the beginning of such four-quarter period;

         The first paragraph of this Section 4.09 shall not prohibit any of the following (collectively, "Permitted Debt"):

         (i) the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $330.0 million plus the greater of (x) $125.0 million and
(y) the amount equal to 85% of the net book value of receivables and 65% of the net book value of inventory of the Company and its Restricted Subsidiaries on a consolidated basis at the time such Indebtedness is incurred, as determined in accordance with GAAP, less the aggregate amount of all scheduled repayments and mandatory prepayments, of the principal amount of any term Indebtedness under a Credit Facility (other than repayments that are concurrently reborrowed) that have actually been made since the date of this Indenture and less the aggregate amount of all Net Proceeds of Asset Sales that have actually been applied by the Company or any of its Restricted Subsidiaries since the date of this Indenture to repay revolving credit Indebtedness to the extent that the corresponding revolving credit commitments have been permanently reduced under a Credit Facility pursuant to Section 4.10 hereof (provided that such amount shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the consummation of any Qualified Receivables Transaction; provided that such reduction shall apply only for so long as such Qualified Receivables Transaction is in effect);

         (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

         (iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

         (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of $25.0 million and 3% of Total Assets at any time outstanding;

         (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (ii), (iii), (iv),
(v), (xiv) or (xviii) of this paragraph;

         (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

                  (A) if the Company or any Guarantor is the obligor on such Indebtedness, unless such Indebtedness is owing to the Company or another Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

                  (B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

         (vii) the issuance by any Restricted Subsidiary of preferred stock to the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

         (viii) the issuance of Refinancing Disqualified Stock, Refinancing Preferred Stock and Refinancing Subsidiary Preferred Stock;

         (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (y) fluctuations in foreign currency exchange rates or commodity prices, with respect to currencies or commodities used by the Company or its Restricted Subsidiaries in the ordinary course of business;

         (x) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09;

         (xi) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

         (xii) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of incurrence;

         (xiii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance and other Indebtedness with respect to workers' compensation claims, self-insurance and similar obligations of the Company or any Restricted Subsidiary;

         (xiv) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $65.0 million;

         (xv) Indebtedness arising from any agreement entered into by the Company or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment, holdback, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets permitted by this Indenture;

         (xvi) trade letters of credit, performance and surety bonds, completion guarantees or similar arrangements of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

         (xvii) Physician Support Obligations incurred by the Company or any of its Restricted Subsidiaries;

         (xviii) Acquired Debt of Restricted Subsidiaries acquired or assumed by the Company or another Restricted Subsidiary of the Company, or resulting from the merger or consolidation of one or more Persons into or with one or more Restricted Subsidiaries of the Company; provided, that (a) such Acquired Debt is not incurred in contemplation of the respective acquisition, merger or consolidation, and (b) after giving effect to any Acquired Debt acquired or assumed pursuant to this clause (xviii), the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.09; and

         (xix) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction.

         For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) above, or is entitled to be incurred pursuant to the first paragraph of this
Section 4.09, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or from time to time reclassify all or a portion of such item of Indebtedness, in any manner that complies with this
Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         9. The following Section 4.10: "Asset Sales":

         "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (ii) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors; and

         (iii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents other than in the case where the Company or such Restricted Subsidiary is undertaking a Hospital Swap. For purposes of this provision, each of the following shall be deemed to be cash:

                  (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

                  (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of the applicable Asset Sale.

         Notwithstanding the foregoing, the 75% limitation referred to in clause
(iii) shall not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

         (i) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

         (ii) to acquire all or substantially all of the assets of, or the Voting Stock of, another Permitted Business;

         (iii) to make capital expenditures; or

         (iv) to acquire other assets that are used or useful in a Permitted Business;

provided that the requirements of clauses (ii)-(iv) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its

Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are applied in accordance with such agreement.

         Notwithstanding the foregoing, in the event that a Restricted Subsidiary dividends or distributes to all of its stockholders on a pro rata basis any proceeds of an Asset Sale to the Company or another Restricted Subsidiary, the Company or such Restricted Subsidiary need only apply its share of such proceeds in accordance with the preceding clauses (i) through (iv).

         Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

         The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

         The agreements governing the Company's outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company shall remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under this Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in this Indenture would likely restrict payments to the Holders of Notes."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         10. The following Section 4.11: "Transactions with Affiliates":

         "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

         (ii) the Company delivers to the Trustee:

                  (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                  (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (i) reasonable fees and compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

         (ii) transactions between or among the Company and/or its Restricted Subsidiaries;

         (iii) the payment of management fees to any Affiliate of the Company not to exceed in the aggregate to all Affiliates, in any twelve-month period, the greater of (a) $1.0 million and (b) an amount equal to 1% of Consolidated Cash Flow and the reimbursement of expenses incurred by Affiliates from time to time in the course of providing management, investment banking, commercial banking, or financial advisory services to, or monitoring their investments in, the Company;

         (iv) Restricted Payments that are permitted by the provisions of
Section 4.07;

         (v) loans and advances to officers and employees of the Company or any of its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

         (vi) transactions between the Company and any of its Affiliates involving investment banking, commercial banking, financial advisory and related activities;

         (vii) issuances of securities or payments or distributions in connection with employment incentive plans, employee stock plans, employees stock option plans and similar plans and arrangements approved by the Board of Directors of the Company;

         (viii) sales and issuances of the Capital Stock of the Company (other than Disqualified Stock) to the extent otherwise permitted under this Indenture;

         (ix) any agreements or arrangements in effect on, or entered into on or prior to, the date of this Indenture (including the Tax Sharing Agreement), or any amendment, modification, or supplement thereto or any replacement thereof, so long as any such amendment, modification, supplement or replacement agreement is not materially more disadvantageous to the Holders of the Notes than the original agreements as in effect on the date of this Indenture, and any transactions contemplated by any of the foregoing agreements or arrangements;

         (x) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, partnership agreement or limited liability company members agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of this Indenture and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of this Indenture; provided, however, that the existence, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of this Indenture shall only be permitted by this clause (x) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise materially disadvantageous to the holders of the Notes;

         (xi) payments in respect of fees, costs and expenses incurred in connection with the Transactions; and

         (xii) transactions between or among the Company and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         11. The following Section 4.12: "Liens":

         "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless:

         (i) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes; and

         (ii) in all other cases, the Notes are equally and ratably secured."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         12. The following Section 4.14: "Offer to Repurchase Upon Change of Control":

         (a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in this
Section 4.14. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 4.14 by virtue of such conflict.

         On the Change of Control Payment Date, the Company shall, to the extent lawful:

         (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

         (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

         (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

         (b) The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

         (c) Prior to complying with any of the provisions of this Section 4.14, but in any event within 90 days following a, Change of Control, the Company shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 4.14. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (d) The Company shall first comply with the covenant in the first sentence in the immediately preceding paragraph before it shall be required to repurchase Notes pursuant to the provisions described above. The Company's failure to comply with the covenant described in the immediately preceding sentence may (with notice and lapse of time) constitute an Event of Default described under clause (ii) under Section 6.01.

         (e) The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         (f) Notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this
Section 4.14 and Section 3.09 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         13. The following Section 4.15: "No Senior Subordinated Debt":

         "The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         14. The following Section 4.16: "Additional Subsidiary Guarantees":

         "If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary of the Company after the date of this Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee; provided, that no such Domestic Subsidiary shall be required to become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel
(a) for so long as a Credit Agreement shall be in effect, if it is not an obligor thereunder and is not required to deliver a Guarantee under such Credit Agreement of the obligations of the Company thereunder or (b) if such Domestic Subsidiary is a Receivables Subsidiary."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         15. The following Section 4.17: "Business Activities":

         "The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole. Any Receivables Subsidiary and any Subsidiary thereof may engage in a business related or ancillary to a Qualified Receivables Transaction."

         is hereby deleted in its entirety and replaced by the following:
"Intentionally Omitted."

         16. The following Section 4.18: "Designation of Restricted and Unrestricted Subsidiaries" is hereby modified by deletion of the italicized language:

         "The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary



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is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall either reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 hereof or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation shall only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default."

         17. Section 5.01: "Merger, Consolidation or Sale of Assets" is hereby modified by addition of the bolded language:

         "(i) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation OR A LIMITED LIABILITY COMPANY organized or existing under the laws of the United States, any state thereof or the District of Columbia;";

         deletion of the following:

         "(iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof.";

         deletion of the italicized language:

         "In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 5.01 shall not apply to (x) a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Guarantor or (y) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction."; and

         deletion of the following:

         "Notwithstanding the foregoing clause (iv), the Company may merge with an Affiliate incorporated or organized solely either (A) for the purpose of reincorporating or reorganizing the Company in another jurisdiction or (B) to realize tax benefits without complying with the foregoing clause (iv) provided, that, immediately after giving effect to such


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transaction on a pro forma basis, either (x) the surviving entity could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under
Section 4.09 hereof and (y) the Fixed Charge Coverage Ratio of the surviving entity is not less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction and the surviving entity conducts no business other than a Permitted Business except to such extent as would not be material to such surviving entity and its Restricted Subsidiaries taken as a whole."

         18. Section 6.01: "Events of Default" is hereby modified by deletion of the following:

         "(v) default under any mortgage, indenture or instrument under which there is issued or outstanding any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

                  (A) is caused by a failure to pay principal at the final stated maturity of such Indebtedness (a "Payment Default"); or

                  (B) results in the acceleration of such Indebtedness prior to its express maturity,

in the case of both clauses (A) and (B), only if the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

         (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts covered by insurance or indemnity arrangements provided by a reputable and creditworthy insurance company or other Person), which judgments are not paid, discharged or stayed for a period of 60 consecutive days after such judgments become final and non-appealable;

         (vii) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

                  (A) commences a voluntary case,

                  (B) consents to the entry of an order for relief against it in an involuntary case,

                  (C) consents to the appointment of a custodian of it or for all or substantially all of its property,

                  (D) makes a general assignment for the benefit of its creditors, or




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                  (E) generally is not paying its debts as they become due; or"






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